PROPERTY OPTION AGREEMENT

THIS AGREEMENT is made and entered into as of the 26th day of August, 2013 and supercedes in its entirety the agreement signed on the 19th day of July, 2013.

BETWEEN:	Desert Pacific Exploration, Inc., a Nevada S Corporation (“Optionor”) located at 1680 Greenfield Drive, Reno, Nevada 89509, U.S.A.

(herein called the “Optionor”)

OF THE FIRST PART

AND:	American Magna Corp., a company having a mailing address at 701 N. Green Valley Parkway, Suite 200, Henderson, Nevada, 89074.

(herein called the “Optionee”)

OF THE SECOND PART

WHEREAS the Optionor has represented that it is the owner of certain unpatented mining claims that comprise the real property collectively known as the Magnesia Project (the “Property) described more specifically in Exhibit “A” attached hereto;

AND WHEREAS the Optionor, subject to the Net Smelter Royalty reserved to the Optionor, now wishes to grant to the Optionee the exclusive right and option to acquire an undivided 100% right, title and interest in and to the Property on the terms and conditions hereinafter set forth;

AND WHEREAS the Optionor is controlled by Naomi Duerr, the President of Desert Pacific Exploration, Inc. and wife of Herb Duerr, the President and CEO of American Magna Corp., the Optionee.

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the premises, the mutual covenants herein set forth and the sum of One Dollar ($1.00) of lawful money of U.S. currency now paid by the Optionee to the Optionor (the receipt whereof is hereby acknowledged), the Parties hereto do hereby mutually covenant and agree as follows:

1.	Definitions

The following words, phrases and expressions shall have the following meanings:

(a)
“After Acquired Properties” means any and all mineral interests staked, located, granted or acquired by or on behalf of either of the parties hereto during the term of this Agreement which are located, in whole or in part, within one mile of any of the property claim boundary indentified in Exhibit A;

(b)	“Annual Option Payments” means those payments pertaining to the Option Payments listed in Section 4b.

(c)	“Area of Interest” is defined as a one-mile boundary around the existing Property.

(d)	“Exchange” means Any stock exchange or system on which the Optionee is listed;

(e)
“Expenditures” includes all direct expenses, but not including payments to the Optionor pursuant to Section 4, hereof or incidental to Mineral Exploration. The certificate of the Controller or other financial officer of the Optionee, together with a statement of Expenditures in reasonable detail shall be prima facie evidence of such Expenditures; the parties hereto agree that Annual Option payments and Property Expenditures are separate payments as outlined in Section 4a and Section 4c;

(f)
“Facilities” means all mines and plants, including without limitation, all pits, shafts, adits, haulageways, raises and other underground workings,and all buildings, plants, facilities and other structures, fixtures and improvements, and all other property, whether fixed or moveable, as the same may exist at any time in, or on the Property and relating to the operator of the Property as a mine or outside the Property if for theexclusive benefit of the Property only;

(g)	“Filing Fees” means all fees, payments and expenses necessary to keep the mineral claims in good standing with federal, state and local government entities as identified on Exhibit C;

(h)
“Force Majeure” means an event beyond the reasonable control of the Optionee that prevents or delays it from conducting the activities contemplated by this Agreement other than the making of payments referred to in Sections 4b, 4c and 4d herein. Such events shall include but not be limited to acts of God, war, insurrection, action of governmental agencies reflecting an instability in government procedures, or delay in permitting unacceptable to both the Optionor and Optionee;

(i)	“Mineral Exploration Program” includes;

(i) All work done specifically to benefit the Property and carried out under the direction of the Optionee during the Option Period pursuant to an approved Work Program.

(ii) The work shall include geophysical, geochemical and geological surveys, studies and mapping, investigating, drilling, searching for, digging, sampling, and all other work usually considered to be prospecting, exploration, development, a feasibility study, as well as designing and planning, shaft sinking, raising, cross-cutting and drifting for exploration purposes, and all reclamation and restoration activities;

(j)	“Mineral Products” means the commercial end products derived fromoperating the Property as a mine:

(k)	“Mining” means the commercial production of a mineral product and all other commercial products mined from the property.

(l)	“Mining Operations” includes:

(i) every kind of work done on or with respect to the Property by or under the direction of the Optionee during the Option Period relating to actual mining operations; and

(ii) without limiting the generality of the foregoing, including all designing, examining, equipping, improving, surveying, shaft sinking, raising, cross-cutting and drifting, trucking, sampling, working and procuring minerals, ores and metals, in surveying and bringing any mineral claims to lease or patent, in doing all other work usually considered to be mining work, milling concentration, beneficiation or ores and concentrates, as well as the separation and extraction of Mineral Products and all reclamation, restoration and permitting activities related to the above;

(m)	“Monetary” amounts are in US dollars

(n)	“Net Smelter Royalty” means that Net Smelter Royalty as defined inExhibit “E” attached hereto (“NSR”);

(o)
“Option” means the option granted by the Optionor to the Optionee to acquire, subject to the NSR reserved to the Optionor, an undivided 100% right, title and interest in and to the Property the terms of which are more particularly set forth in Section 4;

(p) “Option Period” means the period from the date hereof to the date atwhich the Optionee has performed its obligations to acquire its 100% interest in the Property as set out in Section 4 hereof, which ever shall be the lesser period;

(q) “Property” means the mineral claims and all surface, water and mineral rights assigned to the unpatented claims described in Exhibit “A” and including any additional lands added during the term of this agreement within the Area of Interest;

(r)  “Property Expenditures” means all expenditures for the direct benefit of the Property and the Area of Interest including geophysical, geochemical and geological surveys, studies and mapping, investigating, drilling, searching for, digging, sampling, travel to and from the property, and in doing all other work usually considered to be prospecting, exploration, development, preliminary economic studies, feasibility studies, scoping studies, designing and planning of future mining activities, shaft sinking, raising, cross-cutting and drifting for exploration purposes, and all reclamation, restoration and permitting activities involved with the Property.

(q)  “Work Program” means a program of work conducted by the Optionor as consultants or another consulting company may provide the services as defined by the parameters below:

(i)   Optionee will have final say on all consultants, contractors, programs and budgets during the earn-in period.
(iii) The work program  proposed to be undertaken and conducted on the Property, including the period of time during which the work contemplated by the proposed program is to be done and performed;
(iv) The estimated cost of work program including a proposed budget providing estimated monthly cash requirements in advance and giving reasonable details.
(v)  If the Optionee elects to hire the Optionor to conduct the work program, the program will be funded through monthly cash calls by Optionor to Optionee. Such funds are to be deposited in a U.S. account,  prior to the start of work each month and available to the contractors for withdrawal at appropriate times to pay their time and expenses and invoices of any subcontractors and vendors as received.

2.	Headings

Any heading, caption or index hereto shall not be used in any way in construing or interpreting any provision hereof.

3.	Singular, Plural

Whenever the singular or masculine or neuter is used in this Agreement, the same shall be construed as meaning plural or feminine or body politic or corporate or vice versa, as the context so requires.

4.	Option

The Optionor hereby grants to the Optionee the sole and exclusive right and option (the “Option”) to earn a 100% interest in the Property exercisable as follows:

(a)	Stock Options
In addition to the payments described in the Agreement, for additional consideration for the execution and delivery of this Agreement, the Optionee hereby issues the Optionor 15,000,000 of its restricted common shares (the “Shares”) under a binding Escrow Agreement attached as Exhibit F.  Restrictions on the Shares will be for one (1) year from time of release from Escrow as dictated by applicable securities rules.  As defined in the Escrow agreement, the shares shall be released in three equal amounts on the second of January of each consecutive year. Prior to each release of Shares from Escrow, Optionor shall have the opportunity to accept or decline the receipt of shares, at their discretion as described in the Escrow agreement.

(b)	Annual Option Payments
The payments outlined below are to be made by the Optionee to the Optionor in cash prior to the annual anniversary of August 26, 2013 (the "Execution Date") of this agreement until such time as the Annual Option Payment schedule defined below has been completed.  Option payments are not included in Project Expenditures (Section 4d).

1.	Payment of $5,000 on the date of signing
2.	Payment of $10,000 prior to August 26, 2014, the first Anniversary from Execution Date
3.	Payment of $15,000 prior to August 26, 2015, the second Anniversary from Execution Date
4.	Payment of $20,000 prior to August 26, 2016, the third Anniversary from Execution Date
5.	Payment of $30,000 prior to August 26, 2017, the fourth Anniversary from Execution Date
6.	Payment of $40,000 prior to August 26, 2018, the fifth Anniversary from Execution Date
7.	Payment of $50,000 prior to August 26, 2019, the sixth Anniversary from Execution Date
8.	Payment of $50,000 prior to August 26, 2020, the seventh Anniversary from Execution Date
9.	Payment of $50,000 prior to August 26, 2021, the eighth Anniversary from Execution Date
10.	Payment of $50,000 prior to August 26, 2022, the ninth Anniversary from Execution Date

For clarity, annual option payments cease when Optionee completes the above Option payment schedule for a total of $320,000 in Option Payments..  The terms of this Option agreement may be escalated by completing the total amounts in advance of the dates given.  If the Annual Option Payment is in arrears, the Optionee shall be deemed in default and must cure said default within 15 days or promptly return the property. Exhibit B summarizes the Option Payments and Due Dates.

(c)  Claim Filing Fees
The Optionee agrees to reimburse the Optionor $1,714.50, on the date of signing for the 2012 Claim Filing Fees and reimburse $1,714.50 for the 2013 Claim Filing Fees paid by Optionor to keep the Project current with federal and local offices. The Optionee is further obligated to pay all Claim Filing Fees associated with maintaining the project in good standing during the term of this agreement and for one year thereafter, should the agreement be terminated at any time by the Optionee through agreement or default.  The Optionor will make the physical payment of the Claim Filing Fees.  Failure to pay the Claim Filing Fees by July 1 of any year will constitute immediate default of this Agreement.  Exhibit C summarizes the Claim Filing Fees and Due Dates.

(d)  Property Expenditures
The Optionee is to complete a total of $4.0 million in Property Expenditures within 10 years of execution of the agreement to advance the property and meet the terms of the Option Agreement, in accordance with the following schedule:

1.	Expenditure of $50,000 prior to August 26, 2014 the first Anniversary from the Execution Date
2.	Expenditure of $150,000 prior to August 26, 2015 the second Anniversary of the Execution Date
3.	Expenditure of $200,000 prior to August 26, 2016, the third Anniversary of the Execution Date
4.	Expenditure of $350,000 prior to August 26, 2017, the fourth Anniversary of the Execution Date
5.	Expenditure of $400,000 prior to August 26, 2018, the fifth Anniversary of the Execution Date
6.	Expenditure of $450,000 prior to August 26, 2019, the sixth Anniversary of the Execution Date
7.	Expenditure of $500,000 prior to August 26, 2020, the seventh Anniversary of the Execution Date
8.	Expenditure of $550,000 prior to August 26, 2021, the eighth Anniversary of the Execution Date
9.	Expenditure of $600,000 prior to August 26, 2022, the ninth Anniversary of the Execution Date
10.	Expenditure of $750,000 prior to August 26, 2023, the tenth Anniversary of the Execution Date

The Optionor and Optionee understand and confirm that all Project Expenditures incurred in a particular annual period, including any excess in the amount of Expenditures required to be incurred to maintain the Option during such period, shall be carried over and included in the aggregate amount of Expenditures for any future years.

If the Project Expenditures are less than the required amount, the Optionee has the option to pay the residual amount as cash to the Optionor prior to the default date.  If the Annual Project Expenditure is in arrears, the Optionee shall be deemed in default and must cure said default within 15 days or promptly return the property. Exhibit D summarizes the Property Expenditures and timeframes.

5.	Exercise of Option

Following distribution of stock options to Optionor, , payment of $320,000 to the Optionor as Annual Option Payments, payment of all claim filing fees, and completion of $4.0 million in Project Expenditures per Sections 4a, 4b, 4c, and 4d, the Optionee shall be deemed to have exercised the Option (the “Exercise Date”) and shall be entitled to an undivided 100% right, title and interest in and to the Property with the full right and authority to equip the Property for production and operate the Property as a mine, subject only to the rights of the Optionor to receive 3% NSR royalty as defined in Section 6a and Advance Royalty Payments as defined in Section 6d.  The doing of any act or the incurrence of any cash payments by the Optionee shall not obligate the Optionee to do any further acts or make any further payments with the exception of fees and expenses to keep said property in good standing as per Section 10aand 10b(iii).

6.	Royalties

a)	NSR Royalty
Optionee agrees to pay Optionor a quarterly production royalty on the ores, minerals,  metals and other products of every kind produced from the Property which are the subject of this Agreement ("Minerals").  The production royalty is based upon a percentage, described in Section 5, of the Net Smelter Returns, as such term is further defined in Schedule E attached to this document below.  For purposes thereof, the percentage to apply to the Royalty derived from Minerals shall be 3.0% unless and until Section 6c is exercised.

b)	NSR Royalty Payment Schedule

Quarterly Royalty payments shall be provisional and subject to adjustment within 45 days following the end of Optionee's accounting year.  If no written objection is made by Optionor to the correctness  of any such payment or its accompanying statement within two years from the date of  such  payment, such  statement  shall  be conclusively  deemed  to  be correct and such Royalty  payment  sufficient  and  complete,  with the exception that a government entity or unrelated third party causes the Optionee to make additional adjustments in future years Thus allowing a review by Optionor.

c)	NSR Royalty Buydown
The Optionee shall have a one time right exercisable for any time up to 90 days following a publicly disclosed preliminary economic assessment (PEA), Preliminary Feasibility Study, or equivalent document citing an economic evaluation of in-ground resources, to buy up to one-half (50%) of the Optionor’s NSR interest for $3,000,000.  For clarity, this right offers 1.5% of the 3% NSR owned by the Optionor for a total of $3,000,000 within 90 days of performing and publicly acknowledging an economic study of the property.

d)	Advance Royalty
Upon the completion of the work commitments and option payments and Exercise of Option by the Optionee, the Optionor is to receive an advance royalty payment of $20,000 per year, to be paid in cash. Payment is to be paid within 30 days of completing the terms of the option and any subsequent annual anniversary within the following guidelines:

(i)	The advance royalty is to be capped at $500,000 in total and shall be deducted from any future royalty obligations defined in Section 6b.
(ii)	The advance royalty will cease on Commencement of payment by Optionee of an NSR Royalty to Optionor for a period of three consecutive years of production.
(iii)	The advance royalty will not recommence at any future date once a minimum of 3 consecutive years of Mining or 25 years without Mining.

7.           Transfer of Title

a)	Optionor Obligations
Upon Optionee’s completion of all requirements to earn a 100 percent interest in the Property as defined in Section 5, the Optionor will take all necessary steps to deliver or cause to be delivered in a timely manner to the Optionee’s solicitors a duly executed transfer of Property in favor of the Optionee (the “Optionee Transfer”) while retaining a 3% NSR subject to Section 6.

b)	Optionee Obligations
The Optionee shall be required to record the Optionee Transfer with the appropriate government offices to effect transfer of legal title of the Property into its own name upon the full and complete exercise of the Option by the Optionee. The Optionee and Optionor shall be entitled to record notice of the Transfer and NSR interest. The Optionor’s surviving rights shall be protected by;

(i)  Any transfer of interest by Optionee to an affiliate, assignee successor or other third party interest must agree to and sign an acceptance letter of all terms and conditions within this agreement which will then be transmitted to the Optionor.

(ii)  Optionee shall provide the Optionor with proof of payment at least 60 days prior to the due date of all county, state and federal claim filing fees and taxes to maintain the Property in good standing at the Optionee’s cost

(iii) In lieu of Section 7b(ii), the Optionee shall offer the Optionor any portion of the Property deemed unsuitable to the Optionee before July 1 of any year.  In the event the Optionor accepts the offered property, the Optionee shall provide a quit claim to the subject portions of the property, pay all federal, state and local filing fees and/or taxes for the proffered claims for one year in advance, provide all physical and digital data, and indemnify and hold harmless the Optionor from any liabilities be it environmental, lien, mortgage, or other liability caused or found or known about during the tenure of the Optionee.  The Optionor shall have 30 days from the time of actual notification to accept the subject Property.

8.           Mineral Exploration during Option

During the Option Period, the Optionor may provide its management, permitting and mineral exploration expertise on the Property, as an arms length, commercial transaction.  This expertise will be on a consultation basis for and on behalf of the Optionee, at the election of the Optionee.  However, the Optionee has the exclusive right to determine what Expenditures and Mineral Exploration programs will be performed, when they will be performed, and by whom.  If the Optionee elects to use the mineral expertise and consulting services of the Optionor, then the Optionor and the Optionee shall first agree on the services to be provided and the payment thereof, and shall invoice for time for consulting services and related travel expenses as agreedfrom time to time and the prompt payment of such invoices when due shall constitute a portion of Property Expenditures by the Optionee as contemplated under Section 4c hereof.  Failure to reimburse such invoices within 30 days of receipt by Optionee shall constitute a default of this agreement and any ongoing consulting shall be halted until sufficient funds are made available to reimburse past invoices.

During the term of this Agreement, the Optionee, its servants, agents and workmen and any persons duly authorized by the Optionee, shall have the right of access to and from and to enter upon and take possession of and prospect, explore and develop the Property in such manner as the Optionee in its sole discretion may deem advisable and shall have the right to remove and ship therefrom ores, minerals, metals, or other products recovered in any manner therefrom.

During this Option period no Mining Operations shall be conducted other than pursuant to the terms of this Agreement until the terms of the Option Agreement have been satisfied including transfer of title.

9.            Assignment

During the Option Term, both parties shall have the right to sell, transfer, or assign, its interest in this Agreement or its right or interest in the Property, subject to Section 14 (Confidentiality). It will be a condition of any assignment under this Agreement that such assignee shall agree in writing to be bound by the terms of this Agreement applicable to the assignor.

10.           Termination

This Agreement shall forthwith terminate in circumstances where:

(a)           The Optionee may terminate this agreement with one month’s written notice to the Optionor, provided that all Claim Filing Fees and taxes are paid for the upcoming year, and any outstanding invoices are paid and current.

(b)           The Optionee fails to comply with any of its obligations as described within this agreement, subject to Force Majeure, and within 30 days of receipt by the Optionee of written notice from the Optionor of such default, the Optionee has not:

(i)	cured such default, or commenced proceedings to cure such default and prosecuted same to completion without delay; or

(ii)
given the Optionor notice that it denies that such default has occurred.  In the event that the Optionee gives notice that it denies that a default has occurred, the Optionee shall not be deemed to be in default until the matter shall have been determined finally through such means of dispute resolution as such matter has been subjected to by either party.

(c)   Failure to pay the Claim Filing Fees and taxes by July 1 or the Option Payments in accordance with Section 4b shall constitute immediate default, not curable as outlined in Section 10b(i) or Section 10b(ii).

(d)           Upon the termination of this Agreement under this Section 10, the Optionee shall cease to be liable to the Optionor in debt, other than ongoing environmental liabilities defined by regulatory agencies and any additional liabilities referred to in Sections 4c,  and 13.

(e)           Upon termination of this Agreement under this Section 10, the Optionee shall return the Property, including all property within the designated boundary of the area of interest, to the Optionor. The Optionee shall vacate the Property within a reasonable time after such termination and relinquishment, but shall have the right of access to the Property for a period of six months thereafter for the purpose of removing its chattels, machinery, equipment and fixtures.

11.           Representations, Options and Covenants of the Optionor

The Optionor represents, options and covenants to and with the Optionee as follows:

(a)	The Optionor is a company duly organized, validly existing and in good standing under the laws of Nevada;

(b)	The Optionor has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

(c)
Neither the execution and delivery of this Agreement, nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by, any agreement to which it is a party;

(d)
The execution and delivery of this Agreement and the agreements contemplated hereby will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto or of its constating documents;

(e)	The Agreement constitutes a legal, valid and binding obligation of the Optionor;

(f)	The Property is is in good standing under the laws of the jurisdiction in which it is located, and is free and clear of all liens, charges and encumbrances;

(g)
The Optionor is the sole recorded and beneficial owner of the Property and has the exclusive right to enter into this Agreement and all necessary authority to transfer its interest in the Property in accordance with the terms of this Agreement;

(h)
No Person, firm or corporation has any proprietary or possessory interest in the Property other than the Optionor, and no person, firm or corporation is entitled to any royalty or other payment in the nature of rent or royalty on any minerals, ores, metals or concentrates or any other such products removed from the Property other than the government of the state of Nevada pursuant to statute; notwithstanding any Federal, State or County royalties or net proceeds tax derived from mining operations.

(i)
Upon request by the Optionee, and at the sole cost of the Optionee, the Optionor shall deliver or cause to be delivered to the Optionee copies of all available maps and other documents and data in its possession respecting the Property. Nothing will be withheld, hidden, or kept from the Optionee during the term of this agreement; and

(j)
Subject to performance by the Optionee of its obligations under Section 4, during the Option Period, the Optionor will keep the Property in good standing, free and clear of all liens, charges and encumbrances, will carry out all Mining Operations on the Property in a miner-like fashion, and if the Optionee elects to use the mining expertise and consulting services of the Optionor, will obtain all necessary licenses and permits with State and Federal authorities.

12.           Representations, Options and Covenants of the Optionee

The Optionee represents, options and covenants to and with the Optionor that:

(a)	The Optionee is a company duly organized validly existing and in good standing under the laws of Nevada;

(b)	The Optionee has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

(c)
Neither the execution and delivery of this Agreement, nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by, any agreement to which it is a party;

(d)
The execution and delivery of this Agreement and the agreements contemplated hereby will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto or of its constituent documents;

(e)	This Agreement constitutes a legal, valid and binding obligation of the Optionee; and
(f)	The Shares are duly authorized, fully paid and non-assessable.

13.           Indemnity and Survival of Representation

The representation and options herein before set out are conditions on which the parties have relied in entering into this Agreement and shall survive the acquisition of any interest in the Property by the Optionee and each of the parties will indemnify and save the other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, option, covenant, agreement or condition made by them and contained in this Agreement.

The Optionee agrees to indemnify and save harmless the Optionor from any liability to which it may be subject arising from any Mineral Exploration or Mining Operations carried out by the Optionee or at its direction on the Property.

The Optionee agrees to the property in “As Is” condition and any liability arising from any and every kind of work done on or with respect to the Property prior to the signing of this Agreement (the “Prior Operations”). Without limiting the generality of the foregoing, Prior Operations includes all work capable of receiving assessment credits pursuant to the Mines and Minerals Act of Nevada and the work of assessment, geophysical, geochemical and geological surveys, studies and mapping, investigating, drilling, designing, examining equipping, improving, surveying, shaft sinking, raising, cross-cutting and drifting, searching for, digging, trucking, sampling, working and procuring minerals, ores and metals, in surveying and bringing any mineral claims to lease or patent, in doing all other work usually considered to be prospecting, exploration, development, a feasibility study, mining work, milling, concentration, beneficiation of ores and concentrates, as well as the separation and extraction of Mineral Products and all reclamation and restoration activities.

14.           Confidentiality

The parties hereto agree to hold in confidence all information obtained in confidence in respect of the Property or otherwise in connection with this Agreement other than in circumstances where a party has an obligation to disclose such information in accordance with applicable securities legislation, in which case such disclosure shall only be made after consultation with the other party.  Disclosure of any information by the Optionor or Optionee shall in no way impact either party’s rights including, but not restricted to Areas of Interest,  and valuation of asset.

15.           Notice

All notices, consents, demands and requests (in this Section 15 called the “Communication”) required or permitted to be given under this Agreement shall be in writing and may be delivered personally, sent by telegram, by telex or telecopier or other electronic means, or may be forwarded by first class prepaid registered mail to the parties at their addresses first above written. Any Communication delivered personally or sent by telegram, telex or telecopier or other electronic means including email shall be deemed to have been given once a return receipt has been received. Any Communication mailed as aforesaid shall be deemed to have been given and received once a return receipt has been received; provided, however, that if there shall be a mail strike, slowdown or other labor dispute which might effect delivery of the Communication by mail, then the Communication shall be effective only if actually delivered.

For purposes of this agreement and as a definition of address;

Optionor
1680 Greenfield Drive, Reno, Nevada, 89509
Email shall be defined as despac@sbcglobal.net
Fax number is 775-825-8216.

Optionee
701 N. Green Valley Parkway, Suite 200, Henderson, NV, 89074.
Email shall be defined as info@americanmagna.com.
Fax number is 775-883-2384.

Notice will be provided to each party should their respective physical or email address change, or their fax number change.

16.           Further Assurances

Each of the parties to this Agreement shall from time to time and at all times do all such further acts and execute and deliver all further deeds and documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement

17.           Entire Agreement

The parties hereto acknowledge that they have expressed herein the entire understanding and obligation of this Agreement and it is expressly understood and agreed that no implied covenant, condition, term or reservation, shall be read into this Agreement relating to or concerning any matter or operation provided for herein

18.           Proper Law and Arbitration

This Agreement will be governed by and construed in accordance with the laws of the State of Nevada and the laws of the United States of America. The parties hereto hereby irrevocably attorn to the jurisdiction of the Courts of Nevada. All disputes arising out of or in connection with this Agreement, or in respect of any defined legal relationship associated therewith or derived therefrom, shall be referred to and finally resolved by a sole arbitrator by arbitration under the rules of the Nevada Arbitration Act.

19.           Enurement

This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

20.           After Acquired Properties

(a)
The parties covenant and agree, each with the other, that any and all After Acquired Properties within the Area of Interest shall be subject to the terms and conditions of this Agreement and shall be added to and deemed, for the purposes hereof, to be included in the Property. Any costs incurred by the Optionor in staking, locating, recording or otherwise acquiring any “After Acquired Properties” will be deemed to be part of the Mineral Exploration requirements for which the Optionor will be entitled to reimbursements as part of the Expenditures payable by the Optionee hereunder.

(b)
Any additional claims agreed and accepted by the Optionee to be staked by the Optionor within the Area of Interest will become part of Property.   The Optionee will reimburse the Optionor for the costs of staking the additional claims.  Any claims not accepted by the Optionee shall be considered to be owned by the Optionor and no longer part of the Area of interest or a part of this agreement.

22.           Reversionary Rights

The Optionor enjoys reversionary rights upon the Property and the area of interest during the life of this agreement, and any portion of the Property deemed unsuitable to the Optionee shall be offered to the Optionor before July 1 of any year.  In the event the Optionor accepts the offered property, the Optionee shall provide a quit claim to the subject portions of the property and indemnify and hold harmless the Optionor from any liabilities be it environmental, lien, mortgage, or other liability caused or found during the tenure of the Optionee.

23.           Default

Notwithstanding anything in this Agreement to the contrary if any party (a “Defaulting Party”) is in default of any requirement herein set forth the party affected by such default shall give written notice to the Defaulting Party specifying the default and the Defaulting Party shall not lose any rights under this Agreement, unless thirty (30) days after the giving of notice of default by the affected party the Defaulting Party has failed to take reasonable steps to cure the default by the appropriate performance and if the Defaulting Party fails within such period to take reasonable steps to cure any such default, the affected party shall be entitled to seek any remedy it may have on account of such default including, without limiting, termination of this Agreement. For clarity, any failure of the Optionee to pay the annual Claim Filing Fees by July 1 of any year or to pay the Option Payment by the agreement execution date of each year shall constitute immediate, non-curable default of this agreement.

24.           Payment

All references to monies herein shall be in US funds unless otherwise specified. The Optionee shall make payments for the Expenditures incurred by the Optionor no later than 30 days after the receipt of invoices delivered by the Optionor to do any acts or make any payments hereunder, and any act or payment or payments as shall be made hereunder shall not be construed as obligating the Optionee to do any further act or make any further payment or payments.

25.           Supersedes Previous Agreements

This Agreement supersedes and replaces all previous oral or written agreements, memoranda, correspondence or other communications between the parties hereto relating to the subject matter hereof, including without limitation the Property Option Agreement dated as of July 19, 2013.

IN WITNESS WHEREOF the Parties hereto have duly executed this Agreement effective as of the 26th day August, 2013

DESERT PACIFIC EXPLORATION, INC.

Per:___/s/________________________
Naomi Duerr, President

AMERICAN MAGNA CORP.

Per:___/s/________________________
Herb Duerr, President

Per:____/s/_______________________
Bobby Nijjar, Secretary & Director

EXHIBIT “A”

Claims to be Optioned

CHURCHILL COUNTY, NEVADA

Claim Name                                Owner                      Book/Page                      NMC #

Bell Flat 1                        Herb Duerr*                                262478                      631962
Bell Flat 3                        Herb Duerr*                                262480                      631964
Bell Flat 2                        Desert Pacific              Ex           374027                      906974
Bell Flat 4                        Desert Pacific              Ex           374028                      906975
Bell Flat 5                        Desert Pacific              Ex           374029                      906976
Bell Flat 9                        Desert Pacific              Ex           374033                      906980
Bell Flat 10                      Desert Pacific              Ex           374034                      906981
Bell Flat 11                      Desert Pacific              Ex           374035                      906982
Bell Flat 20                      Desert Pacific              Ex           374038                      906985
Bell Flat 21                      Desert Pacific              Ex           374039                      906986
Bell Flat 23                      Desert Pacific              Ex           374041                      906988

* Note:  Herb Duerr has quit claimed Bell Flat 1 and Bell Flat 3 to Desert Pacific Exploration, Inc.  This quit claim is currently held by Desert Pacific Exploration, Inc. and will be filed in the future with the BLM and County.

EXHIBIT “B”

Option Schedule

Amount Due to Optionor by August 26 of Each Year

Date Due	Option Payment Amount
At signing - August 2013	$5,000
August 2014	$10,000
August 2015	$15,000
August 2016	$20,000
August 2017	$30,000
August 2018	$40,000
August 2019	$50,000
August 2020	$50,000
August 2021	$50,000
August 2022	$50,000
August 2023 and forward	$0
Total Option Payments	$320,000

EXHIBIT “C”

Claim Filing Fees
 Amounts Due to Optionor by July 1 of each year

Organization	Period Purpose	# of Claims	Fee per Claim*	Total	Date Due to Optionor each year
BLM	Annual Claim Fee	11	$140	$1,540.00
Churchill County	Annual Claim Fee	11	$10.50	$115.50
Churchill County	Annual Recording Fee	1	$4.00	$4.00
Optionor	Annual Administrative Fee**	11	$5	$55.00
Total Due each year	Estimated Cost***			$1,714.50	July 1

*    Note that annual fees may increase over time, provided that Optionee shall be informed prior to any increase
** Administrative fee includes document preparation, copying, scanning and mailing
*** Cost of filing is dependent on number of claims and potential increases by regulatory agencies

EXHIBIT D

Project Expenditures to be completed by August 31 of Each Year

Due Date	Project Expenditures
August 31, 2014	$50,000
August 31, 2015	$150,000
August 31, 2016	$200,000
August 31, 2017	$350,000
August 31, 2018	$400,000
August 31, 2019	$450,000
August 31, 2020	$500,000
August 31, 2021	$550,000
August 31, 2022	$600,000
August 31, 2023	$750,000
Total	$4,000,000

EXHIBIT “E”

Net Smelter Return and Royalty

“Net Smelter Return” shall mean the aggregate proceeds received by the Optionee from time to time from any smelter or other purchaser from the sale of any ores, concentrates, metals or any other material of commercial value produced by and from the Property after deducting from such proceeds the following charges only to the extent that they are not deducted by the smelter or other purchaser in computing the proceeds:

(i)
smelting and refining costs, treatment charges, and penalties, including but not limited to metal losses and penalties for impurities; provided, however, that all processing and recovery costs incurred by Buyer beyond the point at which the metal being treated is in solution shall be considered  as treatment charges;  further provided, however, that such processing and recovery costs shall not include the cost of mining, crushing, dump  preparation, distribution of leach solutions, or other mining and preparation costs up to the point at which the metal goes into solution;

(ii)	insurance and security costs a nd charges;

(iii)
costs of and charges for transportation of mineral product from the mine or plant producing the concentrates or other saleable products to a smelter or other place of treatment, from the smelter or other place of treatment to the refinery, and from the refinery to the place of sale; and

(iv) representation,  assaying,  umpire  costs and  fees,  and  marketing  costs  and commissions;

The Optionee shall reserve and pay to the Optionor an NSR equal to three (3%) percent of Net Smelter Return.

Payment of NSR payable to the Optionor hereunder shall be made quarterly in USD dollars within thirty (30) days after the end of each calendar quarter during which the Optionee receives Net Smelter Returns. Within sixty (60) days after the end of each fiscal year of Optionee the NSR for such year shall be audited by the Optionee and any adjustments in the payments of NSR to the Optionor shall be made forthwith after completion of the audit.  The Optionor shall be provided with complete records of all calculations and data used in the auditing process and a complete report of said audit.  Optionor shall have the right to dispute the audit once detailed information is provided.  All payments of NSR to the Optionor for a calendar year shall be deemed final and in full satisfaction of all obligations of the Optionee in respect thereof if such payments or the calculations thereof are not disputed by the Optionor of the same audited statement. If such payments or the calculations thereof are restated at a later date by the Optionee of the same audited statement, then Optionor has the right to dispute the previous amount paid.  The Optionee shall maintain accurate records relevant to the determination of the NSR and the Optionor or its authorized agent shall be permitted the right to examine such records and will not be unreasonably withheld and provided in a timely manner upon written request.

All Net Smelter Royalties may be made, at Optionor’s option, in term or by check and may be mailed  (if  a check)  or  delivered  to Optionor  at  the address  specified  in  Section  15 of the attached agreement, below.  Delivery thereof shall be deemed completed upon receipt of such delivery by Optionor.

EXHIBIT “F”

Escrow Agreement